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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Anteon International Corporation and Subsidiaries:

We consent to the use of our reports dated January 31, 2002, except as to notes 1 and 2(s) which are as of February 19, 2002, with respect to the consolidated balance sheets of Anteon International Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, included in the Form S-1 (No. 333-75884) of Anteon International Corporation, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.


                                             /s/ KPMG LLP


McLean, Virginia
March 26, 2002